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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
NORTHWESTERN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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125 S. Dakota Ave.
Sioux Falls, South Dakota 57104

Annual Meeting of Shareholders
May 2, 2001

March 16, 2001

Dear Shareholder:

    We are pleased to invite you to attend the Annual Meeting of Shareholders of NorthWestern Corporation, which will be held in the Great Hall of the Washington Pavilion, 301 S. Main Ave., Sioux Falls, South Dakota, on Wednesday, May 2, 2001, at 10:00 a.m. (Central time zone).

    We discuss the matters to be acted upon at the meeting in more detail in the attached Notice of Annual Meeting and Proxy Statement. You are being asked to elect three Directors in Class I to the Board of Directors of the Corporation. Your Board of Directors recommends that you vote "FOR" the three individuals nominated.

    You can vote in any one of three ways this year. You can vote online at our Web site, by calling a toll-free telephone number, or by signing and returning the enclosed proxy card in the postage prepaid envelope provided. Instructions for voting by each of these methods are set forth on the proxy card.

    We hope that you can attend the Annual Meeting. Whether or not you plan to attend, you can be sure that your shares are represented at the meeting by promptly voting by one of the three methods provided. Your vote is important, whether you own a few shares or many.

    Thank you for your continued support of NorthWestern Corporation.

Very truly yours,

Merle D. Lewis
 Chairman and Chief Executive Officer

NORTHWESTERN CORPORATION
Corporate Office
125 S. Dakota Ave.
Sioux Falls, South Dakota 57104

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 16, 2001

To the Holders of Common Stock of
   NORTHWESTERN CORPORATION:

    The Annual Meeting of Shareholders of NorthWestern Corporation ("NorthWestern") will be held in the Great Hall of the Washington Pavilion, 301 S. Main Ave., Sioux Falls, South Dakota, on Wednesday, May 2, 2001, at 10:00 a.m. (Central time zone) for the following purposes:

  (1)
  To elect three members of Class I of the Board of Directors of NorthWestern to hold office until the Annual Meeting of Shareholders in 2004, and until their successors are duly elected and qualified; and

  (2)
  To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

    Shareholders of record at the close of business on March 3, 2001, will be entitled to vote at the meeting and any adjournments.

    Your Board of Directors recommends that you vote "FOR" the three nominees for the Board.

    You are encouraged to vote in any one of the three ways available: online at NorthWestern's Web site, by calling the toll-free telephone number, or by signing, dating and returning your proxy card in the enclosed envelope. Instructions for voting by each of these methods are set forth on the proxy card. If you are able to attend the Annual Meeting and wish to vote in person, you may do so whether or not you have returned your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Alan D. Dietrich
 Corporate Secretary

YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY

NORTHWESTERN CORPORATION

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To be held May 2, 2001

GENERAL INFORMATION

Date of Meeting and Solicitation of Proxies

    This proxy statement is being mailed to shareholders on or about March 16, 2001, and is furnished in connection with the solicitation by the Board of Directors of NorthWestern (the "Board") of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 2, 2001 (the "Meeting"). NorthWestern will bear all costs of the solicitation. In addition to solicitation by mail, officers and team members of NorthWestern may solicit proxies by telephone, facsimile, or in person. NorthWestern has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies at an estimated cost to NorthWestern of $5,500, plus reasonable out-of-pocket expenses. Also, NorthWestern will reimburse, upon request, brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy material to the beneficial owners of stock.

Outstanding Shares and Voting Rights

    Holders of Common Stock of record at the close of business on March 3, 2001 (the "Record Date"), will be entitled to one vote for each share of Common Stock held by them on all matters to be voted upon at the Meeting. As of the Record Date, there were outstanding 23,471,777 shares of Common Stock.

    Shareholders who execute proxies may revoke them at any time before they are voted at the Meeting by giving written notice of such revocation to NorthWestern's Corporate Secretary, by filing another proxy with him, or by voting in person at the Meeting. Valid proxies will be voted in accordance with the instructions given. In the absence of any instruction, proxies will be voted "FOR" election of the nominees. The form of proxy confers discretionary authority with respect to any other business properly brought before the Meeting.

    Directors will be elected by a plurality of the votes cast at the Meeting, meaning that the three nominees receiving the most votes will be elected directors. Abstentions will be counted as present for quorum purposes, will not be counted as votes cast and will have no effect on the result of the vote. If a broker which is the record holder of certain shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective, those non-voted shares will be counted for quorum purposes but will have no effect on the result of the election of directors and will not be deemed to be present for purposes of determining whether shareholder approval of any other matter has been obtained.

ELECTION OF DIRECTORS

    In accordance with NorthWestern's Restated Certificate of Incorporation and By-Laws, NorthWestern's directors are elected to staggered terms on a classified Board of Directors. At the Meeting, three directors will be elected to Class I of the Board, to hold office for a term of three years, until the Annual Meeting of Shareholders in 2004, and until their successors are duly elected and qualified.

    In the event a nominee is unable to serve as a director at the time of the Meeting, the shares represented by the proxies may (in the discretion of the proxy holders) be voted for other nominees not named herein. Each of the nominees is presently serving as a director and has consented to be named and to serve if elected. Management is not aware that any of the nominees will be unable to serve.

Nominees

    The following information is furnished with respect to the nominees to Class I of the Board for three-year terms expiring in 2004:

Nominee	Principal Occupation or Employment	Director Since	Age on March 1, 2001
Randy G. Darcy	Senior Vice President, Operations of General Mills, Inc. (NYSE: "GIS") a consumer foods company, since 1987.	1998	50
Gary G. Drook	President and Chief Executive Officer and Director of AFFINA, The Customer Relationship Company (formerly Ruppman Marketing Technologies, Inc.), a provider of customer services programs, since 1997; formerly President of Network Services (1994-1995) for Ameritech Corporation, a communications services provider.	1998	56
Bruce I. Smith	Attorney and partner in the law firm of Leininger, Smith, Busick, Johnson, Baack, Placzek, Steele & Allen since 1978.	1989	59

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
THE ELECTION OF THESE THREE NOMINEES.

Continuing Directors

    The following information is furnished with respect to directors in Class II whose terms will expire in May 2002:

Director	Principal Occupation or Employment	Director Since	Age on March 1, 2001
Richard R. Hylland	President and Chief Operating Officer of NorthWestern since May 1998; Vice Chairman of NorthWestern Growth Corporation since January 1999; formerly Executive Vice President of NorthWestern (1995-1998) and formerly Chief Executive Officer (Jan.-May 1999) and President & Chief Operating Officer (1994-1999)of NGC; Member of the Boards of Directors of LodgeNet Entertainment Corporation, a provider of entertainment, information & marketing services to the lodging industry, and MDC Communications, a provider of secure transaction products & services & communications & marketing services.	1995	40
Jerry W. Johnson	Dean of the School of Business, University of South Dakota, since 1990; Member of the Boards of Directors of Citibank (S.D.), N.A. and Citibank FSB.	1994	60
Larry F. Ness	Chairman and Chief Executive Officer of First Dakota Financial Corp., a bank holding company, and of First Dakota National Bank since 1996; formerly Vice Chairman and Chief Executive Officer of that bank (1993-1995).	1991	55

    The following information is furnished with respect to directors in Class III whose terms will expire in May 2003:

Director	Principal Occupation or Employment	Director Since	Age on March 1, 2001
John C. Charters	Chief Executive Officer of Qwest Cyber.Solutions (a joint venture of Qwest Communications and KPMG, LLP), an application service provider of information systems to businesses, since June 1999; formerly Vice President, Business Development for Qwest Communications (1998-99), a communications service provider; Vice President—Internet Services & Applications Development (1997-98) and Executive Director INTERACT Services (1996-97) for US West Interprise, a communications service provider.	2000	38
Merle D. Lewis	Chairman of NorthWestern since May 1998; Chief Executive Officer since February 1994; formerly President (1994-1998); Chairman of NorthWestern Growth Corporation since 1994.	1993	53
Marilyn R. Seymann	President and Chief Executive Officer of M ONE, Inc., a management and information systems consulting firm specializing in the financial services industry, since 1991; Member of the Boards of Directors of Beverly Enterprises, Inc., a healthcare service provider; True North Communications, Inc., an advertising & communications services provider; and Community First Bankshares, a financial institution.	2000	58

MEETINGS OF THE BOARD OF DIRECTORS AND COMMMITTEES

    The Board held four regular meetings and three special meetings during 2000. Each director attended more than 75 percent of the aggregate of the meetings of the Board and of each committee on which he served. Committee members are appointed annually at the Board's regularly scheduled May meeting.

Audit Committee

    The Audit Committee is composed of not less than three non-employee directors who are financially literate in financial and auditing matters and are "independent" as defined by the New York Stock Exchange. The members of the Audit Committee are Chairman Randy G. Darcy, John C. Charters, Jerry W. Johnson, and Bruce I. Smith. The Audit Committee held two meetings during 2000. The principal functions of the Audit Committee are to recommend to the Board the appointment of independent public accountants to conduct the annual audit of NorthWestern's financial statements, to review the scope of the annual audit, to approve services performed by the independent public accountants (considering the possible effect thereof on their independence), to review the report of the independent public accountants relating to the annual audit, to consider the appropriateness of non-audit services performed by the independent public accountants' firm, to review NorthWestern's annual financial statements, and to monitor NorthWestern's processes for identification of key business, financial, and regulatory risks.

Nominating and Compensation Committee

    The Nominating and Compensation Committee is composed of not less than three non-employee directors. The members of the Nominating and Compensation Committee are Chairman Larry F. Ness, Randy G. Darcy, Gary G. Drook, and Marilyn R. Seymann. The Nominating and Compensation Committee held four meetings during 2000. The functions of the Nominating and Compensation Committee are to recommend nominees for election to NorthWestern's Board, to recommend the persons to be elected by the Board as officers, to review and recommend the compensation of directors and officers of NorthWestern, and to determine awards, if any, to the executive officers of NorthWestern under incentive compensation and long-term equity plans.

    The Nominating and Compensation Committee will consider nominees for directors properly recommended by shareholders. A shareholder who wishes to submit a candidate for consideration at the Annual Meeting of Shareholders to be held in 2002 must notify the NorthWestern Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the meeting. The shareholder's written notice must include information about each proposed nominee, including name, age, business address, principal occupation, shares beneficially owned and other information required in proxy solicitations. The nomination notice must also include the nominating shareholder's name and address, the number of shares of the Common Stock beneficially owned by the shareholder, and any arrangements or understandings between the nominee and the shareholder. The shareholder must also furnish a statement from the nominee indicating that the nominee wishes and is able to serve as a director.

Corporate Governance Committee

    The Corporate Governance Committee is composed of NorthWestern's Chief Executive Officer and not less than three non-employee directors. The members of the Corporate Governance Committee are Chairman Larry F. Ness, Gary G. Drook, Marilyn R. Seymann, and Merle D. Lewis. The Corporate Governance Committee held one meeting in 2000. The functions of the Corporate Governance Committee are to review and recommend corporate governance best practices and to make recommendations to the Board concerning Board policies, the performance appraisal procedure for the chief executive officer, director qualifications, and Board evaluation.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information, as of February 1, 2001, with respect to shares of the Common Stock owned by the directors, nominees for director, certain executive officers of NorthWestern, by all directors and executive officers of NorthWestern as a group, and by persons known to NorthWestern to own more than 5% of the outstanding shares of Common Stock:

	Amount & Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock
Randy G. Darcy	4,308		*
Gary G. Drook	4,210		*
Richard R. Hylland(2)	41,489	(3)	*
Jerry W. Johnson	8,157		*
Merle D. Lewis(2)	177,173		*
Larry F. Ness	9,142		*
Bruce I. Smith	11,915		*
John C. Charters	1,246		*
Marilyn R. Seymann	1,246		*
Walter A. Bradley, III(2)	8,038		*
Michael J. Hanson	8,943		*
Daniel K. Newell(2)	22,836		*
All directors & executive officers	332,156		1.42%
Franklin Fund 777 Mariners Island Blvd. San Mateo, California 94404	1,354,000		5.77%
NorthWestern Employee Stock Ownership Plan and Trust(4)	1,098,291		4.68%

*
Less than 1%.
(1)
Shares shown represent both record and beneficial ownership, including shares held in the team member's (employee's) account with the Trustees of NorthWestern's Employee Stock Ownership Plan ("ESOP") and in various plans (NorthWestern's Variable Investment Plan, Supplemental Variable Investment Plan, and Team Member Stock Purchase Plan, collectively the "Team Member Savings Plans"). None of the directors, nominees or executive officers of NorthWestern beneficially owns any of NorthWestern's Cumulative Preferred Stock ($100 par value). Unless otherwise indicated, the address of each person is 125 S. Dakota Ave., Sioux Falls, SD 57104.
(2)
Messrs. Hylland, Lewis, Bradley, and Newell own, respectively, 3,651, 11,208, 7,588, 5,450 common units, for a total of 27,897 common units, representing limited partner interests in Cornerstone Propane Partners, L.P., a NorthWestern partner entity; and Messrs. Hylland, Lewis and Newell own, respectively, 24,604, 33,065, and 17,697 Cornerstone restricted common units, for a total of 62,489 Cornerstone restricted units held by directors and executive officers of NorthWestern. None of the foregoing amounts exceeds 1% of the outstanding common units.
(3)
Included are 794 shares that Mr. Hylland holds as custodian for his children and 5,553 shares held by his wife.
(4)
The Common Stock owned by the ESOP is held in trust for the benefit of participants in the ESOP, and the Trustees have sole investment power over the Common Stock held in trust. Participants are entitled to instruct the Trustees on how to vote all NorthWestern Common Stock allocated to their accounts and will receive a separate Proxy for voting such shares. All shares allocated to the participants for which no voting instructions are received and all unallocated shares held by the ESOP will be voted by the Trustees in the same proportion that the allocated shares have been voted by participants, unless inconsistent with the Trustee's fiduciary responsibilities.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Report on Executive Compensation

    The Nominating and Compensation Committee (the "Committee") of the Board furnishes the following report on executive compensation to the shareholders of NorthWestern.

Procedures and Policies

    The Committee, which is comprised entirely of non-employee directors, has overall responsibility to nominate persons to serve as executive officers of NorthWestern and to review and to recommend compensation for the members of the Board and for the executive officers. The Committee also reviews and recommends to the full Board any benefit plans for officers and team members and approves any executive officer or director awards made under NorthWestern's incentive compensation and long-term private equity plans.

    From time to time, and most recently in 1999, the Committee has engaged William M. Mercer, Incorporated, a compensation and benefits consulting firm, to assess the current executive compensation and private equity programs for NorthWestern and to offer recommendations that would support NorthWestern's short-term and long-term business strategy. Mercer representatives interview the members of the Board, compare the compensation of NorthWestern's executive officers and directors to comparable companies, and present their findings to the Committee. The Board has implemented various recommendations from the Mercer studies which are designed to create and sustain an entepreneurial mindset throughout the organization; to reward executives for NorthWestern, business segment, and individual performance; to focus on long-term performance and the creation of shareholder value; and to attract and retain key executives and other key team members.

    Section 162(m) of the Internal Revenue code of 1986 generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officer and the four other most highly compensated executive officers unless certain tests are met. The Committee's general objective is to design and administer NorthWestern's compensation programs in a manner that will preserve the deductibility of compensation payments to executive officers but also will consider such programs in light of the importance of achieving NorthWestern's compensation objectives discussed above.

Base Salary

    The Mercer study recommended, and the Board has approved, a compensation program which positions total direct executive compensation at the median for comparable industry markets when performance is consistent with that comparative group; manages base salary through a range established around the median for the comparative group with adjustments primarily as the market median moves; utilizes annual incentives and equity-related long-term plans; and includes stock ownership guidelines. The comparative group is a broader group of service companies and includes some of the utilities in the EEI index used in the performance graph.

    In determining Mr. Lewis' salary for 2000 as Chairman and Chief Executive Officer, the Committee considered the recommendations of the Mercer study, Mr. Lewis' individual performance as leader of NorthWestern, and his contributions to the long-term success of the organization. The Committee also utilized, throughout 2000, a formal chief executive officer evaluation process first initiated in 1997. In particular, the Committee considered Mr. Lewis' success in defining and leading NorthWestern's strategic focus on the energy and communications industries; continuing the expansion of NorthWestern's four business lines: gas and electric utility, propane, heating, ventilation and air conditioning, and telecommunications services; increasing earnings during the year and positioning NorthWestern to once again increase the dividend on common shares; expanding the senior management team; and building a common culture emphasizing initiative and customer service. Mr. Lewis' base annual salary was established at the median for the comparative group. Similar factors were used to determine the base annual salary of the other named executive officers whose base salaries were established at or near the median for the comparative group.

Annual Incentive Compensation

    The philosophy for all NorthWestern incentive compensation plans is to provide rewards when financial objectives are achieved, and to provide reduced or no benefits when the objectives are not achieved. These objectives are designed to further NorthWestern goals and to increase shareholder value.

    The NorthWestern Board has adopted an annual incentive plan, known as the NorthWestern Performance Plan (the "Performance Plan"), which has been broadened to include team members at many levels of NorthWestern. The purpose of the Performance Plan is to motivate and reward outstanding performance by NorthWestern team members in meeting short-term goals which support long-term objectives important to NorthWestern's success. On an annual basis, the eligible team member's achievement is assessed against previously established individual goals, according to a performance assessment matrix including the following levels: outstanding, exceeds expectations, meets expectations, needs improvement, and unsatisfactory for up to 75% of the individual's targeted cash bonus amount, and the remaining 25% of such targeted cash bonus amount is based on overall NorthWestern performance. Incentive targets and any awards to executive officers are determined by the Committee. Awards under the Performance Plan for 2000 performance, shown in the summary compensation table, were approved in February 2001. Mr. Hanson also participates in annual incentive plans wherein NorthWestern Public Service division team members are granted awards based on the division's achievement as compared to operating goals.

Long-Term Incentive Compensation

    As a complement to NorthWestern's annual incentive plans, the Board has determined that long-term incentive programs which tie executive compensation to increases in shareholder value are important. The Mercer study recommended, and the Board and the shareholders of NorthWestern have adopted and amended, the NorthWestern Stock Option and Incentive Plan (the "Plan") to assist in accomplishing this goal by strengthening the link between compensation and the market value of NorthWestern's stock. The Plan is intended to recognize the contributions made to NorthWestern by its team members, to provide such persons with additional incentive to devote themselves to the future success of NorthWestern, and to improve the ability of NorthWestern to attract, retain and motivate individuals upon whom NorthWestern's future growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in NorthWestern through receipt of options to acquire NorthWestern's Common Stock. Similarly, the Plan is intended as an additional incentive to directors who are not team members of NorthWestern to serve on the Board and to devote themselves to the future success of NorthWestern. Options granted under the Plan to team members may be incentive stock options ("ISOs") within the meaning of Section 422(b) of the Internal Revenue Code, may be options not intended to be ISOs ("nonqualified stock options"), or may be other types of long-term incentives, such as restricted stock awards, stock appreciation rights, and phantom stock units (collectively, "Options"). Options granted to directors who are not team members of NorthWestern are nonqualified stock options.

    NorthWestern has formed a private equity investment company in which certain key executives and key team members of NGC, which initiates and manages unregulated strategic investments for NorthWestern, are provided the opportunity to make personal investments. The private equity investment company is structured as a limited liability company, is controlled and substantially owned by NorthWestern, and enables the investors to participate in long-term value creation in selected growth initiatives, including increases in the value of NorthWestern's interests in Cornerstone, Blue Dot, and Expanets above benchmark rates of return approved by the Committee. NorthWestern has the right to acquire the limited liability company interests of the investors under specified circumstances.

    Mr. Lewis' long-term incentive compensation for 2000 was determined in accordance with the terms of the long-term incentive and private equity programs discussed above. The Board has established stock ownership guidelines for all executive officers which require each officer to purchase and obtain a significant equity ownership interest in NorthWestern within specified periods. The guidelines require equity purchase and ownership levels of 100,000 shares for the Chief Executive Officer, 50,000 shares for the President, 25,000 shares for the Chief Financial Officer, and other levels for specified executive officers.

Larry F. Ness, Chairman	Randy G. Darcy
Gary G. Drook	Marilyn R. Seymann

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation earned during the fiscal years indicated for services in all capacities by the chief executive officer and by the four other most highly compensated NorthWestern executive officers in 2000:

Long Term Compensation
Annual Compensation
Awards (Securities Underlying Options)
Comp. Name and Position	Year	Salary ($)	Bonus(1) ($)		Payouts(2) ($)	All Other Compensation(3)($)
Merle D. Lewis Chairman & Chief Executive Officer	2000 1999 1998	734,208 627,167 532,667	247,000 783,733 705,241	278,442 133,908 104,200	80,676 85,137 51,475	57,764 40,220 34,909
Richard R. Hylland President & Chief Operating Officer	2000 1999 1998	483,042 416,542 354,542	158,000 666,211 371,395	119,827 68,103 37,900	30,129 32,838 25,738	28,495 21,200 17,499
Daniel K. Newell Sr. Vice President; Managing Director & CEO of NorthWestern Growth Corporation	2000 1999 1998	311,917 278,917 236,583	118,000 561,532 235,135	39,481 33,879 12,000	— — —	19,170 16,524 17,703
Michael J. Hanson President & CEO of NorthWestern Public Service division & of NorthWestern Services Group, Inc.(4)	2000 1999 1998	293,583 245,583 108,333	390,370 293,117 72,430	8,035 5,800 5,817	— — —	19,319 11,107 —
Walter A. Bradley, III, Vice President & Chief Information Officer(4)	2000 1999 1998	257,250 249,875 163,333	52,000 120,396 116,043	35,602 19,638 8,400	— — —	17,334 16,127 1,225

(1)
The amounts in this column are cash awards pursuant to NorthWestern's annual incentive plans, which are described under the "Report on Executive Compensation" which were earned in the year shown and paid in the following year.

(2)
The amounts in this column represent the cash payouts from NorthWestern's former phantom stock long-term incentive compensation plan at the end of the five-year periods following the dates of the awards.

(3)
The amounts in this column include NorthWestern's contributions on behalf of the named executive officers to the Team Member Savings Plans and to the ESOP as well as the amounts paid by NorthWestern with respect to term life insurance for the benefit of the executives. For the executives named in this table, for 2000 such amounts under the Team Member Savings Plans, ESOP, and life insurance, respectively, were as follows: Mr. Lewis: $29,656, $16,083, and $12,025; Mr. Hylland: $16,889, $7,744, and $3,862; Mr. Newell: $9,551, $5,889, and $3,730; Mr. Hanson: $10,179, $4,597, and $4,543; and Mr. Bradley: $9,057, $4,597, and $3,680. These amounts exclude loans, issued with full recourse, advanced by NorthWestern to Mr. Lewis, $113,000, Mr. Hylland, $103,000, and Mr. Newell, $103,000, in 1999 to finance the purchase of membership interests in the NGC private equity investment company described above.

(4)
Mr. Hanson and Mr. Bradley began their employment with NorthWestern on June 1, 1998, and April 16, 1998, respectively.

INFORMATION ON OPTIONS

Option Grants in Last Fiscal Year

	Individual Grants
		Percent of Total Options Granted to Team Members in Fiscal Year
						Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	No. of Securities Underlying Options Granted (#) (1)
			Exercise or Base Price ($/Sh)(2)
Name				Expir. Date	At 0% Growth	At 5% ($35.66 stock price)	At 10% ($56.66 stock price)
Merle D. Lewis	278,442	38	21.875	4/7/2010	0	$3,838,323	$9,685,605
Richard R. Hylland	119,827	16	21.875	4/7/2010	0	1,651,815	4,168,182
Daniel K. Newell	39,481	5	21.875	4/7/2010	0	544,246	1,373,347
Michael J. Hanson	8,035	1	21.875	4/7/2010	0	110,762	279,497
Walter A Bradley, III	35,602	5	21.875	4/7/2010	0	490,774	1,238,416

(1)
All options granted in 2000 become exercisable in annual cumulative installments of 33 1/3%, commencing three years from date of grant, with full vesting occurring on the fifth anniversary date of the grant. Vesting is accelerated in the event of a change in control of NorthWestern.

(2)
All options were granted at market value (the closing price of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of The Wall Street Journal) on the date of grant.

(3)
The hypothetical potential gains (reported net of exercise price) are based entirely on assumed annual growth rates of 5% and 10% in the value of NorthWestern's stock price over the ten-year life of the options (which would equal a total increase in stock price of 63% and 159%, respectively). These assumed rates of growth are mandated by rules of the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock price.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)
	Shares Acquired on Exercise (#)				Value of Unexercised In-the-Money Options At Fiscal Year-End ($)(1)
		Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Merle D. Lewis	0	$0	0	516,550	$0	$361,078
Richard R. Hylland	0	0	0	225,830	0	154,522
Daniel K. Newell	0	0	0	85,360	0	50,851
Michael J. Hanson	0	0	0	19,652	0	10,771
Walter A. Bradley, III	0	0	0	63,640	0	45,553

(1)
Represents the difference between $23.125 (the closing price of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of The Wall Street Journal for the close on December 31, 2000) and the option exercise price.

Employment Contracts

    The Board has adopted a program of comprehensive employment agreements with Mr. Lewis, Mr. Hylland, Mr. Newell, Mr. Hanson, and Mr. Bradley, which agreements have specific terms of from two to five years and contain non-compete, confidentiality, and change in control provisions. The agreements also include base salary amounts for the current year and annual incentive plan and long-term incentive plan provisions tied to the success of the organization. The agreements generally provide termination benefits if employment by NorthWestern terminates for any reason (other than death, disability, retirement at age 65 or such earlier age that the Board approves, or discharge for gross misconduct in the performance of employment duties that materially injures NorthWestern)

within the specified term of the agreement and after a "change in control" or "major transaction" event. A change in control event generally occurs if a person acquires 20% or more of the voting power of NorthWestern's securities. A major transaction event occurs if the shareholders of NorthWestern approve a merger or consolidation in which less that two-thirds of the Board of NorthWestern continue to serve, a plan of liquidation of NorthWestern, or a sale or disposition of all or substantially all of NorthWestern's assets. As part of the termination benefits, NorthWestern must pay the executive officer a lump sum payment (or, at the executive's election, deferred payments) generally equal to the executive's base salary and average annual short term and long term incentive compensation for each year during the specified period of the agreement. NorthWestern must also provide the officer with health, disability and life insurance coverages in amounts substantially equal to those he or she was receiving at the time of the termination for a specified period. Also, on the officer's normal retirement date, NorthWestern must pay the officer, or his or her estate in the event of death, a lump sum amount equal to the actuarial equivalent of the additional retirement benefits that would have been due under NorthWestern's retirement plan, if employment had continued for the period for which the benefits referred to in the preceding sentence are payable. To the extent that such benefits are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1954, as amended, with respect to excess "parachute payments" under Section 180G of such Code, NorthWestern will be responsible for such tax. The termination benefits under these agreements are to be provided regardless of whether a team member is able to obtain other employment.

Retirement Plan

    Effective January 1, 2000, NorthWestern offered its team members two alternatives with regard to its retirement plan. A team member could convert his or her existing accrued benefit from the existing plan into an opening balance in a hypothetical account under a new cash balance formula, or that team member could continue under the existing defined benefit formula. All team members hired after January 1, 2000 will participate in the cash balance formula. The beginning balance in the cash balance account for a converting team member was determined based on the team member's accrued benefit; age and service as of January 1, 2000; 2000 eligible pay; and a conversion interest rate of 6%. Under the cash balance formula a participant's account grows based upon (1) contributions by NorthWestern made once per year, and (2) by annual interest credits based on the average Federal 30-year treasury bill rate for November of the preceding year (6.15% for 2000). Contribution rates were determined on January 1, 2000, based on the participant's age and years of service on that date. They range from 3%—7.5% (3% for all new team members) for compensation below the taxable wage base and are doubled for compensation above the taxable wage base. Upon termination of employment with NorthWestern, a team member, or if deceased, his or her beneficiary, receives the cash balance in the account paid in a lump sum or in other permitted annuity forms of payment.

    To be eligible for the retirement plan, a team member must be 21 years of age and have worked at least one year for NorthWestern, working at least 1,000 hours in that year. Non-employee Directors are not eligible to participate. Benefits for team members who chose not to convert to the cash balance formula will continue to be part of the defined benefit formula, which provides an annual pension benefit upon normal retirement at age 65 or earlier (subject to benefit reduction). Under this formula the amount of the annual pension is based upon average annual earnings for the sixty consecutive highest paid months during the 10 years immediately preceding retirement. Upon retirement on the normal retirement date, the annual pension to which an eligible team member becomes entitled under the formula amounts to 1.34% of average annual earnings up to the Covered Compensation base plus 1.75% of such earnings in excess of the Covered Compensation base, multiplied by all years of credited service.

    The named executives also participate in a supplemental excess retirement plan related to both of the pension formulas, which provides benefits based on those formulas but with respect to compensation which exceeds the limits under the Code. In addition, NorthWestern has agreed to assure Mr. Hanson a pension benefit equivalent to that which would be provided by the Retirement Plan if he were given credit for his 17 years of prior service with another utility company in addition to his years of service with NorthWestern. As a result, he was credited with those additional years of service under the supplemental excess retirement plan.

    Assuming the named executives reach the normal retirement age of 65, the projected annual 10-year certain and continuous annuity benefit for Mr. Lewis would be $474,975, and the projected annual life annuity benefits for the other named executives would be: Mr. Hylland, $263,400; Mr. Newell, $100,387; Mr. Hanson, $176,901; and Mr. Bradley, $65,883. The annual pay credit rates are as follows for the participating named executives: Mr. Hylland 4%, Mr. Newell 3.7%, Mr. Hanson 3%, and Mr. Bradley 3% (4.9% in the supplemental plan).

Other Benefits

    NorthWestern currently maintains a variety of benefit plans and programs, which are generally available to all NorthWestern team members, including executive officers, such as the Variable Investment Plan (401(k) plan) under which a team member may contribute up to 13% of his or her salary (with NorthWestern matching with up to 3 1/2% with the first 6% contributed by the team member), a Supplemental Variable Investment Plan (a non-qualified Supplemental 401(k) plan available to the extent participation in the VIP is limited by the Internal Revenue Code), a Team Member Stock Purchase Plan (Section 423 Plan) approved by shareholders and instituted in 1999, in which a team member may contribute up to $3,000 per year for the purchase of NorthWestern Common Stock (at a discount of up to 15% of market value), term life and supplemental life (Family Protector Plan) insurance coverage, the NorthWestern Employee Stock Ownership Plan (ESOP), long-term disability plan, and other general employee benefits such as emergency personal leave and educational assistance.

Director Compensation

    Non-employee Directors annually receive 1,200 shares of Common Stock of NorthWestern, are paid $2,500 each quarter for serving on the Board, and receive an attendance fee of $4,000 for attendance at each regular or special meeting of the Board. Directors are also paid $1,700 for each meeting of a committee on which such director serves and $500 for each quarter during which they serve as chairman of a committee of the Board. Directors receive one-half of the meeting fee for telephonic conference board or committee meetings. In addition, non-team member directors received stock options for 4,200 shares of Common Stock in 2000. Directors who are also officers are not separately compensated for services as a director on NorthWestern's Board.

    Directors may elect to defer receipt of their cash compensation as directors until they cease to be directors. The deferred compensation may be invested in (1) an account which earns interest at the same rate as accounts in the team member savings plan or (2) a deferred compensation unit account in which the deferred compensation is converted into deferred compensation units on the basis that each unit is at the time of investment equal in value to the fair market value of one share of NorthWestern's Common Stock, sometimes referred to as "phantom stock units." Additional units based on the dividends paid on NorthWestern's Common Stock are added to the director's deferred compensation unit account. Following the director's retirement, the value of the deferred compensation is paid in cash for the former director within a period of five years.

    Mr. Lewis, Mr. Hylland, and Mr. Newell were paid $45,000, $28,000, and $28,000, respectively, in cash and $25,000, $12,000, and $12,000 in restricted common units of CornerStone Propane, L.P., as director fees for service on the board of CornerStone Propane GP, Inc., a subsidiary of NGC and the managing general partner of Cornerstone Propane, L.P.

Salary Continuation Plan

    NorthWestern has a non-qualified salary continuation plan for directors and selected management team members. In 2000, a total of 44 active team members and non-employee directors participated in this plan. The plan provides for certain amounts of salary continuation in the event of death before or after retirement or, in the alternative, certain supplemental retirement benefits in lieu of any death benefits after age 65. Generally, death benefits will vary from 45% to 75% of salary for up to 15 years, and supplemental retirement benefits from 25% to 40% of current salary. Life insurance is carried on each plan participant in favor of NorthWestern to indirectly fund future benefit payments. Part of the cost of the life insurance carried by NorthWestern is paid by team member participants in the plan. The program is designed so that if assumptions made as to mortality experience, policy dividends or credits, and other actuarial factors are realized, NorthWestern will more than recover its cost of this program. Consequently, the cost of any one individual participant cannot be properly allocated or determined because of the overall actuarial plan assumptions and the cost recovery feature of the plan. Therefore, no amount attributable to this plan has been included in the summary compensation table above.

AUDIT COMMITTEE REPORT

    The following report is submitted on behalf of the Audit Committee of the Board of Directors. In connection with the December 31, 2000 financial statements, the Audit Committee reviewed and discussed the audited financial statements with management, discussed with Arthur Andersen LLP, NorthWestern's auditors, the matters required by Statement on Auditing Standards No. 61, and received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditor's independence. Based on the review and discussions referred to herein, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Commission. The Audit Committee has recommended, and the Board of Directors has adopted, an Audit Charter to guide the Committee. The Audit Charter, which is reviewed at least annually, is attached to this Proxy as Exhibit A. The fees paid to Arthur Andersen in 2000, by category, were as follows:

Audit Fees	Financial Information Systems Design and Implementation Fees	All Other Fees
$915,000	$0	$4,863,000

Randy G. Darcy, Chairman
John C. Charters
Jerry W. Johnson
Bruce I. Smith

INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP has served as NorthWestern's independent public accountants continuously since 1932. Upon the recommendation of the Audit Committee, the Board has selected Arthur Andersen LLP to serve as NorthWestern's independent public accountants during the current year. During 2000, NorthWestern also engaged Arthur Andersen LLP to render certain non-audit professional services. One or more representatives of Arthur Andersen LLP will attend the Meeting, will have the opportunity to make a statement and will be available to respond to questions from shareholders.

NOMINATING AND COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

    None of the current members of the Nominating and Compensation Committee of the Board are team members or former team members of NorthWestern.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to NorthWestern pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other Reports were required, NorthWestern believes that all of such Reports were filed on a timely basis by executive officers and directors during 2000.

PERFORMANCE GRAPH

    The following Stock Price Performance Graph compares the cumulative total return* on NorthWestern's Common Stock ("NOR"); the EEI Investor-Owned Electrics index; the S&P Small Cap 600 Stock Index; and the S&P 500 Stock Index for a five-year period:

(GRAPH)

	NOR	EEI	S&P Small Cap 600	S&P 500
Base 12/31/95	$100.00	$100.00	$100.00	$100.00
1996	129.63	101.20	121.32	122.96
1997	182.40	128.90	152.36	163.98
1998	218.30	146.26	156.52	210.84
1999	189.60	119.50	175.93	255.22
2000	209.51	176.82	196.69	231.98

*
Cumulative total return assumes quarterly reinvestment of dividends.

ANNUAL REPORT

    A copy of NorthWestern's Annual Report for the year ended December 31, 2000, is being sent to all shareholders of record as of the Record Date. Your attention is directed to the financial statements and Management's Discussion and Analysis in such Annual Report which provide additional important information concerning NorthWestern.

SUBMISSION OF SHAREHOLDER PROPOSALS

    Shareholders who wish to present proposals for consideration at the 2002 Annual Meeting of Shareholders should submit their proposals, together with any supporting statements, to the Corporate Secretary of NorthWestern in order to be eligible for inclusion in the NorthWestern proxy materials for that meeting. To be considered, a shareholder must meet certain eligibility qualifications, and for the proposal to be timely submitted, it must be received by the Corporate Secretary by November 11, 2001. A shareholder presenting a proposal must appear in person or through a qualified representative at the 2002 Annual Meeting to present the proposal.

    Other proposals that are not included in the proxy material will be considered timely and may be eligible for presentation at the 2002 Annual Meeting if they are received by the Corporate Secretary not later than January 22, 2002.

OTHER MATTERS

    The management does not know of any matter to be brought before the Meeting, other than the matters described in the Notice of Annual Meeting accompanying this Proxy Statement. The persons named in the form of proxy solicited by the Board will vote all proxies which have been properly executed, and if any matters not set forth in the Notice of Annual Meeting are properly brought before the meeting, such persons will vote thereon in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS
Alan D. Dietrich
 Corporate Secretary
NorthWestern Corporation

March 16, 2001

    PLEASE USE ONE OF THE THREE METHODS TO VOTE YOUR SHARES SO THAT YOUR STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.

    MANAGEMENT WILL PROVIDE TO EACH SHAREHOLDER WHOSE PROXY IS SOLICITED FOR THE 2001 ANNUAL MEETING, UPON WRITTEN REQUEST AND WITHOUT CHARGE, A COPY OF NORTHWESTERN'S 2000 ANNUAL REPORT (FORM 10-K) TO THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO JANE RAMSELL, MANAGER—SHAREHOLDER SERVICES, NORTHWESTERN CORPORATION, 600 MARKET STREET WEST, HURON, SOUTH DAKOTA 57350-1500.

IMPORTANT:
VOTE YOUR SHARES OVER THE INTERNET, BY PHONE, OR BY SIGNING AND
RETURNING THE ENCLOSED CARD PROMPTLY

EXHIBIT A

NORTHWESTERN CORPORATION
AUDIT COMMITTEE CHARTER

Role and Independence

    The Audit Committee (the "Committee") of the Board of Directors of NorthWestern Corporation (the "Corporation") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Corporation and such other duties as directed by the Board. The membership of the Committee shall consist of not less than three non-employee members of the Board who are generally knowledgeable in financial and auditing matters. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the Independent Accountant (the "Accountant"), and the management of the Corporation. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

Responsibilities

    The Committee's primary responsibilities are:

  •
  Primary input into the recommendation to the Board for the selection and retention of the Accountant that audits the financial statements of the Corporation. In the process, the Committee will discuss and consider the Accountant's written affirmation that the Accountant is in fact independent, discuss the nature and rigor of the audit process, receive and review all reports, and provide to the Accountant full access to the Committee (and the Board) to report on any and all appropriate matters.

  •
  Discussion with management and the Accountant of the quality and adequacy of the Corporation's internal controls.

  •
  Review of annual financial statements with management and the Accountant. Such discussions may include, as deemed appropriate, quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded, and such other inquiries as the Committee determines.

  •
  Consider appropriateness of non-audit services provided by the Accountant to the Corporation.

  •
  Risk controls—monitoring company processes for management's identification and control of key business, financial, and regulatory risks.

  •
  Discussion with management of the status of pending litigation, taxation matters, and other areas of legal and compliance oversight as may be appropriate.

  •
  Review with management and the Accountant any significant risks and exposures of the Corporation and management's steps to minimize them.

  •
  Review of any significant findings and recommendations made by the Accountant, and management's responses to them.

  •
  Annually review this Charter and the Corporation's Code of Conduct.

  •
  Report on Committee activities to the full Board.

NORTHWESTERN CORPORATION
Annual Meeting of Shareholders
May 2, 2001
10:00 a.m., Central time zone
Washington Pavilion
301 S. Main Avenue
Sioux Falls, South Dakota 57104

NorthWestern Corporation
125 S. Dakota Avenue
Sioux Falls, South Dakota 57104	Proxy

   This Proxy is solicited by the Board of Directors for use at the Annual Meeting on May 2, 2001.

   The shares of Common Stock you hold in your account or in a dividend reinvestment account as of record on March 3, 2001, will be voted as you specify.

   If no choice is specified, the Proxy will be voted "FOR" item 1.

   By signing the Proxy, you revoke all prior Proxies and appoint Merle D. Lewis and Richard R. Hylland, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Company Number: 250
There are three ways to vote your Proxy.	Control Number: 1234567
Account Number: 1

VOTE BY INTERNET

http://www.northwestern.com/proxyvote

Go to the Web site address listed above to vote your Proxy 24 hours a day, 7 days a week. You will be prompted to enter the 10 digit control number, 3 digit company number and 10 digit account number, which are located in the upper right-hand corner of this card. Then follow the simple online instructions.

VOTE BY PHONE
1-800-240-6326

Use any touch-tone telephone to vote your Proxy 24 hours a day, 7 days a week. Have your Proxy Card in hand when you call. You will be prompted to enter the company number and control number, which are located in the upper right-hand corner of this card. Do not enter the three leading zeros of the control number. Then follow the simple instructions given over the phone.

Note: If voting by Internet or phone

Your Internet or phone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card. The Internet and phone voting facilities will close at 12:00 p.m., Central time zone, on May 1, 2001.

VOTE BY MAIL

Postage-paid envelope provided

Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided. If you vote by Internet or phone, do not return your Proxy Card in the mail.

If you vote by Internet or Phone, please do not mail your Proxy Card.
PLEASE DETACH PROXY CARD HERE

(Mark only one box below)

1.	Election of Class I Directors	Control Number 1234567
Shares
01	Randy G. Darcy	—	FOR all nominees (except as marked)
02	Gary G. Drook
03	Bruce I. Smith	—	WITHHOLD AUTHORITY to vote for all nominees
(Instruction: To withhold authority to vote for any individual nominee, print the number(s) of the nominee(s) on the line provided to the right.)
2.	Upon such other matters as may come before said meeting or any adjournments thereof, in the discretion of the Proxyholders.
This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this Proxy will be voted "FOR" all nominees named in item 1.
Date:

Signature
Signature
Please sign exactly as name(s) appear on this Proxy. Joint owners should each sign personally. Corporation Proxies should be signed by authorized officer. When signing as executors, administrators, trustees, etc., give full title.

Address Change? Mark box and indicate changes above. / /

QuickLinks

NORTHWESTERN CORPORATION PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS To be held May 2, 2001
TABLE OF CONTENTS
GENERAL INFORMATION
ELECTION OF DIRECTORS
MEETINGS OF THE BOARD OF DIRECTORS AND COMMMITTEES
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
AUDIT COMMITTEE REPORT
INDEPENDENT PUBLIC ACCOUNTANTS
NOMINATING AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE GRAPH
ANNUAL REPORT
SUBMISSION OF SHAREHOLDER PROPOSALS
OTHER MATTERS
EXHIBIT A
NORTHWESTERN CORPORATION AUDIT COMMITTEE CHARTER